                            Weil, Gotshal & Manges
               a partnership including professional corporations
                               767 Fifth Avenue
                          New York, N.Y. 10153-0119
                                (212) 310-8000
                             FAX: (212) 310-8007
                                CABLE: WEGOMA
                             TELEX: 423144 WGM UI


                              August 11, 1995


U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado 80111

Ladies and Gentlemen:

     You have requested our opinion regarding the material federal income tax consequences of (i) the reincorporation merger (the "Merger") of U S WEST, Inc., a Colorado corporation ("U S WEST"), with and into U S WEST, Inc., a newly formed Delaware corporation ("U S WEST Delaware"), and (ii) the conversion of each share of U S WEST's Existing Common Stock into one share of U S WEST Communications Group Common Stock and one share of U S WEST Media Group Common Stock (together with the U S WEST Communications Group Common Stock, the "Common Stock") pursuant to the Agreement and Plan of Merger between U S WEST and U S WEST Delaware (the "Merger Agreement").

     In formulating our opinion as to the matters certified, we have examined such documents as we have deemed appropriate, including (i) the Registration Statement on Form S-4, as amended to the date hereof (Registration No. 33-59315), filed with the Securities and Exchange Commission on May 12, 1995 (the "Registration Statement") under the Securities Act of 1933, as amended,
(ii) the Proxy Statement and Prospectus (the "Prospectus") contained in the Registration Statement and (iii) the Merger Agreement. All capitalized terms not otherwise defined herein shall have the same meaning ascribed thereto in the Merger Agreement.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the final form of any documents currently in

U S WEST, Inc.
August 11, 1995
Page 2


draft form will be substantially the same as the drafts we reviewed. We have also obtained such additional information and have made such inquiries of such officers and representatives of U S WEST and U S WEST Delaware as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          Our opinion set forth below further assumes (1) the accuracy of the statements and facts concerning U S WEST, U S WEST Delaware, the Existing Common Stock, the Common Stock and the Merger set forth in the Registration Statement and Merger Agreement, (2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in the Merger Agreement and (3) the accuracy of the representations set forth in the Officers' Certificate delivered to us by U S WEST and U S WEST Delaware dated the date hereof.

          Based on the foregoing, it is our opinion that the statements contained in the Prospectus under the captions "Tax Considerations" and "Certain Federal Income Tax Considerations," insofar as such statements constitute matters of law or legal conclusions and except to the extent qualified therein, are accurate in all material respects.

          The foregoing opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder (including proposed Treasury Regulations), published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. We express no opinion either as to any matters not specifically covered by the foregoing or as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, the facts of the documents on which this opinion is based, or an inaccuracy in any of the representations upon which we have relied in rendering this opinion.

          We consent to the references to our firm under the captions "Certain Federal Income Tax Considerations" and "Legals Opinions" in the Prospectus. This opinion may not be used for any other purpose and may not otherwise be relied upon by, or disclosed to, any other person, quoted or referred to.


                                     Very truly yours,


                                     WEIL, GOTSHAL & MANGES